UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 12, 2026
KONTOOR BRANDS, INC.

(Exact name of registrant as specified in charter)

North Carolina	001-38854	83-2680248
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)
400 N. Elm Street
Greensboro, North Carolina 27401
(Address of principal executive offices)
(336) 332-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, no par value	KTB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 12, 2026, the Talent and Compensation Committee of the Board of Directors of Kontoor Brands, Inc. (the “Company”) approved and adopted the Kontoor Brands, Inc. Executive Severance Plan (the “Plan”), which is intended to provide eligible employees, including the Company’s named executive officers, with certain compensation and benefits in the event the employee experiences a Qualifying Termination (as defined in the Plan) outside of the context of a change in control.

Under the Plan, upon an eligible employee’s Qualifying Termination, subject to the terms and conditions of the Plan, the employee will be entitled to severance benefits consisting of base salary continuation, eligibility for subsidized COBRA coverage and a pro rated annual bonus based on actual performance. The length of base salary continuation and subsidized COBRA coverage will vary according to the tiers shown below:

Tier of Severance Benefit	Base Salary Continuation Period	COBRA Coverage Period
Tier 1 (Chief Executive Officer)	24 months	18 months
Tier 2 (Executive Vice Presidents)	18 months	12 months
Tier 3 (Senior Vice President/Other)	12 months	9 months

A Qualifying Termination is defined for purposes of the Plan as a separation from service that is either a termination by the Company without Cause (as defined in the Plan) or by the eligible employee for Good Reason (as defined in the Plan).

“Cause” is defined in the Plan generally to include an eligible employee’s (a) failure, neglect or refusal to perform lawful employment duties (other than due to disability), (b) commission of certain willful, intentional or grossly negligent acts, (c) violation or failure to comply in any material respect with certain rules or policies, (d) commission of an act constituting a felony or misdemeanor involving fraud, theft, deceit or any other form of dishonesty, (e) misappropriation or embezzlement of Company property or (f) breach of any material provision of any applicable agreement with the Company or its affiliates.

“Good Reason” is defined in the Plan generally to include (1) a material reduction in the eligible employee’s authority or responsibilities, (2) a material diminution in the budget for which the employee is responsible, (3) a material reduction in base salary, (4) a material change in the geographic location where the employee is to provide services; or (5) a material breach of any agreement between the employee and the Company on the part of the Company.

To be eligible for benefits under the Plan, an eligible employee must execute a participation agreement prior to a Qualifying Termination, incur a Qualifying Termination that does not entitle the employee to receive benefits under a Change in Control Agreement, remain employed and continue adequately to perform job responsibilities through the job-end date and provide and comply with a release as described in the Plan, including compliance with applicable restrictive covenants. An otherwise eligible employee will not be eligible to receive benefits under the Plan if the employee has the opportunity to continue in employment in the same or in a qualifying alternative position with the Company or an affiliate or if the employee has violated any provision of the Plan.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.
Item 8.01. Other Events.
On February 13, 2026, Kontoor Brands, Inc. issued a press release announcing that its Board of Directors declared a regular quarterly cash dividend of $0.53 per share of its common stock, payable on March 20, 2026, to shareholders of record at the close of business on March 10, 2026. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Kontoor Brands, Inc. Executive Severance Plan
99.1	Press release issued by Kontoor Brands, Inc., dated February 13, 2026, announcing the quarterly dividend.
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONTOOR BRANDS, INC.
Date: February 13, 2026	By:	/s/ Thomas L. Doerr, Jr.
	Name:	Thomas L. Doerr, Jr.
	Title:	Executive Vice President, Chief Legal Officer & Secretary